UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

World Air Holdings, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

        $9,669.95

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

On July 10, 2007, World Air Holdings, Inc. issued a press release announcing that Institutional Shareholder Services Inc. and Glass Lewis & Co. had each recommended that stockholders of World Air Holdings vote in favor of adopting the merger agreement referred to below and restating the recommendation of the Board of Directors of World Air Holdings that its stockholders vote in favor of adopting the merger agreement. A copy of the press release has been filed as Exhibit 99.1 to the Form 8-K of World Air Holdings, Inc. filed on July 10, 2007 and is incorporated herein by reference.

Additional Information and Where to Find It

In connection with the Agreement and Plan of Merger dated April 5, 2007 among World Air Holdings, Inc., Global Aero Logistics Inc., and Hugo Acquisition Corp., as amended by agreement dated June 30, 2007, and required stockholder approval, World Air Holdings has filed a definitive proxy statement with the SEC and a supplement dated June 30, 2007 to the proxy statement describing an amendment to the merger agreement. The definitive proxy statement and the supplement have been mailed to the stockholders of World Air Holdings as of the June 13, 2007 record date. World’s stockholders are urged to read the definitive proxy statement and the supplement because they contain important information about the merger. Investors and stockholders may obtain without charge a copy of the proxy statement and the supplement at the SEC’s web site, www.sec.gov.

Participants in Solicitation

World Air Holdings and its officers and directors may be deemed to be participants in the solicitation of proxies from World’s stockholders with respect to the proposed merger. Stockholders may obtain more detailed information regarding the direct and indirect interests of World’s executive officers and directors in the merger by reading the proxy statement and the supplement.